EX 10.13

[Insert Date]

[Insert Grantee Name]
[Insert Grantee Address]

[Insert Grantee Address]

Dear [Insert Grantee Name]:

On [Insert Grant Date], pursuant to the HFF, Inc. 2016 Equity Incentive Plan (the “Plan”), the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of HFF, Inc. (together with its affiliated entities, the “Company”) granted you [      ] Restricted Stock Units (the “Equity Award” or the “RSUs”). The Equity Award represents 1/2 of your [Insert Performance Year] profit participation bonus under the Holliday Fenoglio Fowler, L.P./ HFF Securities L.P. Profit Participation Bonus Plan. In addition, you were also granted a cash award of $ [        ] (the “Cash Award” and together with the Equity Award, the “Award”). The Cash Award represents 1/2 of your [Insert Performance Year] profit participation bonus under the Holliday Fenoglio Fowler, L.P. / HFF Securities L.P. Profit Participation Bonus Plan. Your Equity Award is subject to the terms and conditions of the Plan (which are incorporated herein by reference) and this letter agreement (the “Agreement”). In the event of any contradiction, distinction or difference between this Agreement and the terms of the Plan, the terms of the Plan will control. Your Cash Award is subject to the terms and conditions of this Agreement. Capitalized terms not otherwise defined herein shall have the meaning ascribed to them by the Plan.

Each RSU represents the right to receive, upon settlement, one share of HFF, Inc. Class A common stock, par value $0.01 per share (“Common Stock”). Until your Equity Award is paid to you, your Equity Award will be recorded in a bookkeeping reserve account (“Account”) established solely for the purpose of determining the amount payable to you, as provided below. As of any date, the deemed value of such Account shall be equal to the value of the aggregate number of shares of Common Stock underlying the RSUs then credited to such Account.

The Cash Award vested immediately and is payable by [Insert Payable Date]. Subject to your continued employment with the Company on the applicable vesting date, 1/3 of the RSUs will vest on [Insert First Anniversary of Grant Date], 1/3 of the RSUs will vest on [Insert Second Anniversary of Grant Date] and 1/3 of the RSUs will vest on [Insert Third Anniversary of Grant Date], and each vested RSU shall be settled by transfer to you of one share of Common Stock on or within 60 days following the applicable vesting date. In the event that any fractional RSU is scheduled to vest on a particular date, the vesting of such fractional RSU shall be delayed until the next vesting date on which the addition of such fractional RSU to any other fractional RSU will equal a whole share (or the last scheduled vesting date if not vested earlier). The Company shall have the right to withhold from any amounts due and payable by the Company to you (including, without limitation, by retaining shares of Common Stock otherwise transferable to you in settlement of vested RSUs), or secure payment from you in lieu of withholding, the amount of any withholding or other tax due with respect to your Award, and, with the approval of the Committee, you may direct the Company to withhold shares of Common Stock otherwise transferable to you in settlement of vested RSUs to satisfy any tax withholding obligation with respect to your Equity Award. Withholding in shares will occur at the minimum required withholding rates.

F – 2016 OPP Cash & Equity – Grant Letter

If (a) the Company terminates your employment without Cause or due to your Permanent Disability, (b) you terminate your employment for “Good Reason” (as defined below) or (c) your employment terminates due to your death, one hundred percent (100%) of the RSUs that are outstanding and not vested on the date of such termination shall vest as of the date of such termination and be settled by transfer to you of an equivalent number of shares of Common Stock within 60 days following the date of such termination. Unless defined otherwise in your employment agreement with the Company, if any, “Good Reason” means the occurrence of any of the following events without your consent: (i) a significant reduction in your duties, authorities or responsibilities that is unrelated to poor performance; (ii) a material reduction in your base salary, if any, that is unrelated to poor performance; (iii) a material reduction in your target bonus opportunity, if any, that is unrelated to poor performance; or (iv) a change in the location of your principal place of employment by more than twenty-five (25) miles from its location as of the date hereof (provided that such change materially increases your commute), except in connection with the entire relocation of the office at which you are employed as of the date hereof. Notwithstanding the foregoing, Good Reason shall exist only if (i) you give the Company written notice of the circumstances giving rise to Good Reason (“Good Reason Notice”) within thirty (30) days after the occurrence of the circumstances giving rise to Good Reason, (ii) the Company shall have failed to cure such circumstances within thirty (30) days after such Good Reason Notice and (iii) you terminate your employment within thirty (30) days after the Company’s cure period has expired without cure. Notwithstanding any provision contained herein to the contrary, if your employment with the Company terminates for any other reason, your RSUs that have not vested as of the date of such termination will be forfeited with no further compensation due to you hereunder (and shall not thereafter become vested).

Any dividends payable with respect to Common Stock underlying unvested RSUs in the form of (i) Common Stock or other property shall be payable to you subject to the same vesting, settlement and other restrictions as apply to the RSUs to which such dividend equivalents relate and (ii) cash will, to the extent permitted by the terms of the Plan, be credited to your account and settled in Common Stock at the same time (and subject to the same forfeiture restrictions) as the RSUs to which such dividend equivalents relate (with the number of shares of Common Stock released in payment of such dividend equivalents to equal the amount of dividend equivalents then being settled, divided by the Fair Market Value of one share of Common Stock on the settlement date of such dividend equivalents).

As you know, the Company has adopted Amended Stock Ownership Guidelines for Key Employees (as amended from time to time) as well as the Company’s insider trading policy (and any other trading policies established from time to time by the Company). Under these Amended Stock Ownership Guidelines, certain employees are required to continue to own a certain number of shares of Class A common stock of the Company. If you are subject to, and do not comply with, the Amended Stock Ownership Guidelines, a portion of your payments under the Holliday Fenoglio Fowler, L.P. Profit Participation Bonus Plan, the HFF Securities L.P. Profit Participation Bonus Plan or the HFF, Inc. Firm Profit Participation Bonus Plan and/or your salary, bonus and/or commissions, as the case may be, may be paid in equity awards until the Amended Stock Ownership Guidelines are met. Violations of the Amended Stock Ownership Guidelines may also result in you not receiving future grants of incentive compensation awards. In addition, the Company may impose any conditions on the Equity Award it deems necessary or advisable to ensure compliance with the requirements of applicable securities laws. The Company shall not be obligated to issue or deliver any shares of Common Stock pursuant to the Equity Award if, in the opinion of the Company’s counsel, all applicable laws, regulations and national securities exchange rules have not been complied with.

Unless otherwise determined by the Committee in accordance with Section 7 of the Plan, upon a Change in Control, the RSUs shall not vest and shall continue to be subject to the vesting restrictions set forth herein.

No shares of Common Stock may be issued in settlement of your Equity Award if the Company shall at any time determine that to do so would (i) violate the listing requirements of an applicable securities or stock exchange, or adversely affect the registration or qualification of the Company’s Common Stock under any state or federal law, or (ii) require the consent or approval of any regulatory or supervising body or stockholders. In any of the events referred to in clause (i) or clause (ii) above, the issuance of such Common Stock shall be suspended and shall not be effective unless and until such listing, registration, qualifications, consents or approval shall have been effected or obtained free of any conditions not acceptable to the Company in its sole discretion, notwithstanding any termination of your Award or any portion of your Award during the period when issuance has been suspended (provided, however, that in no event will the applicable portion of the Award be settled later than the last day of the calendar year in which such vesting occurred).

The Committee may require, as a condition to the transfer of Common Stock to you in settlement of your Equity Award, representations, warranties and agreements to the effect that such shares of Common Stock are being purchased or acquired by you for investment only and without any present intention to sell or otherwise distribute such shares of Common Stock, and that you will not dispose of such shares of Common Stock in transactions which, in the opinion of counsel to the Company, would violate the registration provisions of the Securities Act and the rules and regulations thereunder.

The Committee may amend this Agreement to the extent it deems appropriate to comply with applicable law, the rules of any applicable securities exchange or to ensure a deduction under Section 162(m) of the Code. Any action of the Committee in administering the Plan or this Award shall be final, conclusive and binding on all Persons.

This Award, and any shares of Common Stock or other amounts transferred to you hereunder, shall be subject to mandatory repayment and clawback pursuant to the terms of the Company’s corporate governance guidelines and the clawback policy of the Company, as in effect from time to time, and as may otherwise be required by law or the rules of any applicable securities exchange. In addition, the Equity Award, and any shares of Common Stock transferred to you hereunder, shall be subject to the holding periods set forth in the Company’s stock ownership guidelines, as in effect from time to time.

Your Award constitutes an unfunded, unsecured promise by the Company to pay you the value of your Award according to the schedule set forth herein. You will have no rights to any funds set aside by the Company to pay your Award. Any such amounts shall belong to the Company only and shall at all times be subject to the claims of the Company’s general creditors. No portion of this Award shall be (i) pledged, encumbered, or hypothecated to, or in favor of, or subject to any lien, obligation, or liability, to any party other than the Company, or (ii) assigned or transferred by you other than by will or the laws of descent and distribution. Nothing in this Agreement shall be construed as giving you any right to be retained in the service of the Company. You may not assign or otherwise transfer any portion of your Award to any other Person and any attempt to accomplish the same shall be void. Nothing in this Agreement shall confer on you the right to continue to provide services to the Company or interfere in any way with the right of the Company to terminate your employment or other service at any time and for any reason.

This Agreement is intended to comply with or be exempt from Section 409A of the Code (together with any Department of Treasury regulations and other interpretive guidance, in each case, relating thereto, “Section 409A”) and, to the extent applicable, this Agreement shall be interpreted in accordance with Section 409A. However, notwithstanding any other provision of the Plan or this Agreement, if at any time the Company determines that the Award may be subject to Section 409A, the Company shall have the right in its sole discretion (without the need for your consent and without any obligation to do so or to indemnify you or any other person or entity for failure to do so) to adopt such amendments to the Plan and/or this Agreement, or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, as the Company determines are necessary or appropriate either for the Award to be exempt from the application of Section 409A or to comply with the requirements of Section 409A; provided, however, that the Award is intended to constitute a “short-term deferral” under Section 409A and this Agreement shall be interpreted accordingly (with any provision of the Plan or this Agreement that would prevent such treatment to not apply to the Award). Notwithstanding the foregoing or anything contained herein to the contrary, no provision of the Plan or this Agreement shall be interpreted or construed to transfer any liability for failure to comply with the requirements of Section 409A from you or any other individual to the Company. Each settlement of the Award in connection with a vesting date shall be treated as a separate payment for purposes of Section 409A. To the extent that any portion of the Award is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A, if you are a “specified employee” (within the meaning of Section 409A) at the time of your “separation from service” (within the meaning of Section 409A), then, to the extent required by Section 409A, any portion of the Award that would be payable as the result of your “separation from service” (within the meaning of Section 409A) and that otherwise would have been settled within six months after the date of such separation from service instead shall be settled on the earlier of (i) six months and one day after your separation from service and (ii) ten days after the date of your death. Further, the settlement of any portion of the Award may not be accelerated except to the extent permitted by Section 409A.

In the event that any provision of this Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Agreement and the Agreement shall be enforced as if the illegal or invalid provision had not been included. All obligations of the Company under this Agreement shall be binding upon and inure to the benefit of any successor to the Company.

The validity and construction of this Agreement shall be construed and enforced in accordance with the laws of the State of Delaware, without giving effect to the conflict of laws principles thereof. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

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You must sign and return a copy of this Agreement to Eric Conrad, One Oxford Centre, 301 Grant Street, Suite 1100, Pittsburgh, Pennsylvania 15219 (Fax: 412.281.2792).

Very truly yours,

HFF, INC.

By:

ACKNOWLEDGED AND ACCEPTED

[Insert Grantee Name]

Dated:

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